Exhibit 12
        STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                        Three          Three
                                                                                                        Months         Months
                                                                                                        Ended          Ended
                                                                                                       March 31,      March 31,
                                       1994        1995        1996        1997        1998              1998           1999
                                       ----        ----        ----        ----        ----              ----           ----
Loss before income taxes              $(5,342)   $(53,160)   $(55,256)   $(46,078)   $(262,717)         $(29,072)        $ (58,687)
Equity in loss of affiliate                35         204         807           -            -                 -                 -
Interest expense                          731       1,964       5,025       5,362       63,914             2,579            29,581
Interest portion of rental expense        230         692       1,200       1,359        4,183               676             1,592
                                     ---------  ----------  ----------  ----------  -----------        ----------       -----------

Earnings/(loss)                       $(4,346)   $(50,300)   $(48,224)   $(39,357)   $(194,620)         $(25,817)        $(27,514 )
                                     =========  ==========  ==========  ==========  ===========        ==========       ===========

Fixed charges:
Interest expense                          731       1,964       5,025       5,362       63,914             2,579            29,581
Interest portion of rental expense        230         692       1,200       1,359        4,183               676             1,592
                                     ---------  ----------  ----------  ----------  -----------        ----------       -----------

Total fixed charges                       961       2,656       6,225       6,721       68,097             3,255            31,173

Preferred stock dividend
 requirement (1)                            -           -           -         411        3,079               782               574
                                     ---------  ----------  ----------  ----------  -----------        ----------       -----------

Total fixed charges and preferred     $   961    $  2,656    $  6,225    $  7,132    $  71,176          $  4,037         $  31,747
 dividends                           =========  ==========  ==========  ==========  ===========        ==========       ===========

Ratio of earnings to fixed charges         --          --          --          --           --                --                --
                                     =========  ==========  ==========  ==========  ===========        ==========       ===========

Deficiency of earnings to cover
 combined fixed charges and
  preferred dividends                 $(5,307)   $(52,956)   $(54,449)   $(46,489)   $(265,796)         $(29,854)        $ (59,261)
                                     =========  ==========  ==========  ==========  ===========        ==========       ===========


_________________
(1) We have loss carryforwards, therefore the preferred stock dividend requirement has not been tax effected. Also, our Series B preferred stock was issued in November 1997 and, therefore, there were no adjustments prior to this date. During the first quarter of 1999, all outstanding shares of our Series B preferred stock were converted into shares of our common stock. As a result of this conversion, we are no longer required to pay the 8% annual dividends under the terms of the Series B preferred stock.